Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2005 relating to the financial statements of Comstock Homebuilding Companies, Inc., which appears in Comstock Homebuilding Companies, Inc. Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 30, 2005